Exhibit 99.1

Contact:
John Simmons
Chief Financial Officer
713-751-2715

FOR IMMEDIATE RELEASE

Stewart & Stevenson Announces Acquisition of
EMDSI-Hunt Power, LLC

Houston, March 24, 2011 – Stewart & Stevenson LLC announced today the acquisition of EMDSI - Hunt Power LLC (“EMDSI) in an all cash transaction from ITOCHU of Japan. The price was not disclosed.

Based in Harvey, Louisiana, EMDSI specializes in the marketing and distribution of medium speed diesel engines for marine propulsion, drilling and power generation applications. It is an authorized distributor for Electro-Motive Diesel (“EMD”) and as such well positioned to capitalize on opportunities in the U.S. Gulf Coast as well as in Central and South America and the Pacific Rim including Brazil, South Korea, Singapore, and Australia.

“This acquisition complements our existing EMD business and adds significant experience and know-how for the development of our business in the marine and other  industries,” said Steve Fulgham, Chief Executive Officer of Stewart & Stevenson. “It will allow us to combine the benefits of EMDSI’s capabilities with the strength of our longstanding relationships, facilities and trained personnel.”

The Company further announced that the combined operations will be named Stewart & Stevenson EMDSI LLC and led by Ralston Cole, as its President in the pursuit of global growth opportunities. Mr. Cole holds a Bachelor of Science degree in Marine Engineering from the U.S. Naval Academy and a B.S. in Mechanical Engineering from Louisiana State University. He also has a background of fifteen years of service at Stewart & Stevenson where he last served as Vice President for the Gulf Coast Region.

Stewart & Stevenson, headquartered in Houston, is a leading designer, manufacturer and distributor of specialized equipment and aftermarket parts and services for the oil and gas, power generation, marine and other industries.